Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Brian Keogh 425-453-9400

ESTERLINE FIRST QUARTER 2010 NET EARNINGS

$12.7 MILLION – $.42 PER SHARE – ON $339.4 MILLION SALES

Highlights:

•     Income from continuing operations up 10.8% year over year

•     Sales up 9.6% year over year

•     Full-year EPS guidance range maintained at $3.20 to $3.45

•     Backlog — $1.1 billion

BELLEVUE, Wash., Feb. 25, 2010 — Esterline Corporation (NYSE:ESL www.esterline.com), a leading specialty manufacturer serving aerospace/defense markets, today reported fiscal 2010 first quarter (ended January 29) income from continuing operations and net income of $12.7 million, or $.42 per diluted share, on sales of $339.4 million. Year-ago income from continuing operations was $11.5 million, or $.38 per diluted share, including a pretax foreign currency loss of $7.9 million related to the funding of an acquisition. Income from discontinued operations in the prior-year period was $.52 per diluted share, reflecting gains on the sale of a U.K.-based operation in November 2008. Year-ago sales were $309.7 million.

Brad Lawrence, Esterline CEO, said, “…our quarterly results were essentially what we expected,” and he reiterated the company’s full-year earnings per share guidance range of $3.20 to $3.45. Lawrence said, “…a very solid performance from our Avionics & Controls segment was offset by softness in our Sensors & Systems segment and the effect of a significantly higher tax rate compared with last year.”

He said, “…our Avionics & Controls segment benefited particularly from the T-6B military trainer cockpit production ramp-up, international C-130 cockpit retrofit programs, and solid demand for our military communications equipment.” He also pointed to pockets of improved demand for commercial air transport spare parts in the segment. In addition, he said, “…we continue to explore adjacent markets for our user interface technologies. Most recently, demand for our custom input systems for casino gaming machines is running ahead of expectations.”

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Page 2 of 4 Esterline Reports First Quarter 2010

Lawrence said Esterline’s Sensors & Systems and Advanced Materials segments continue to be affected by sluggish commercial air transport and business jet activity, but he said, “…we are beginning to see signs of aftermarket improvement as global commercial airline capacity improves.” He also said that the company’s cost reduction measures taken over the last several quarters will lead to enhanced profitability going forward.

As the company’s December guidance to investors anticipated, gross margins in the first quarter were impacted by the mix of products shipped during the period. Lawrence said, “…we expect margin performance to improve steadily as the year progresses.” Gross margin was 30.8% compared with 33.0% last year.

Selling, general and administrative expenses as a percent of sales were 18.4% in the first quarter of 2010, compared with 19.3% a year ago.

Research, development and engineering (R&D) expenses continued to ratchet down from the mid-2008 peak of 7.0%. R&D spending in the first quarter of 2010 was $17.0 million, or 5.0% of sales, compared with $17.4 million, or 5.6% of sales a year ago. Lawrence said, “The programs we invested in over the last several years are beginning to pay off.” He said, “T-6B production is ramping up rapidly for the U.S. Navy trainer program, and foreign military sales of this aircraft are accelerating.” He said Esterline recently received an initial order from Hawker Beechcraft to supply the integrated avionics suite for twenty-four T-6C trainer aircraft for the Royal Moroccan Air Force.

Lawrence added, “Our investments in the development of open architecture integrated glass cockpits are creating opportunities in retrofit markets.” During the quarter, the Chilean Air Force selected Esterline to upgrade the complete cockpit avionics systems of its C-130 fleet. As prime contractor, Esterline’s Canada-based CMC Electronics subsidiary is responsible for delivery of the complete equipment suite, including the supply of turnkey installation kits as well as all in-country activities, including touch labor, training and support.

The income tax rate for the first quarter of 2010 was 27.2% compared with 15.8% last year. The increase primarily reflects a change in French tax law, the expiration of U.S. R&D credits and changes in the U.S.-Canada tax treaty. In addition, the prior-year period reflected a tax benefit associated with a foreign currency loss.

New orders for the first quarter of 2010 were $342.8 million compared with $370.2 million for the same period in 2009. Orders in the 2009 period included acquired backlog of $65.2 million. Backlog was $1.1 billion compared with $1.2 billion at the end of the prior-year period and $1.1 billion at the end of fiscal 2009.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will,” or the negative of such terms, or other comparable terminology. These forward-looking statements are only predictions based on the current intent and expectations of the management of Esterline, are not guarantees of future performance or actions, and involve risks and uncertainties that are difficult to predict and may cause Esterline’s or its industry’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Esterline’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements due to risks detailed in Esterline’s public filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.

Page 3 of 4 Esterline Reports First Quarter 2010

ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Statement of Operations (unaudited)

In thousands, except per share amounts

	Three months ended
	Jan 29, 2010	Jan 30, 2009
Segment Sales
Avionics & Controls	$170,257	$128,468
Sensors & Systems	74,742	84,555
Advanced Materials	94,361	96,694

Net Sales	339,360	309,717

Cost of Sales	234,831	207,565

	104,529	102,152
Expenses
Selling, general and administrative	62,315	59,725
Research, development and engineering	17,047	17,398
Other expense	41	5,014

Total Expenses	79,403	82,137

Operating Earnings From Continuing Operations	25,126	20,015
Interest income	(383)	(411)
Interest expense	7,961	6,736

Income From Continuing Operations
Before Income Taxes	17,548	13,690
Income Tax Expense	4,769	2,168

Income From Continuing Operations
Including Noncontrolling Interests	12,779	11,522
Income Attributable to Noncontrolling Interests	(54)	(35)

Income From Continuing Operations	12,725	11,487

Income From Discontinued Operations, Net of Tax	—	15,456

Net Earnings	$12,725	$26,943

Earnings Per Share – Basic:
Continuing Operations	$.43	$.39
Discontinued Operations	—	.52

Earnings Per Share – Basic	$.43	$.91

Earnings Per Share – Diluted:
Continuing Operations	$.42	$.38
Discontinued Operations	—	.52

Earnings Per Share – Diluted	$.42	$.90

Weighted Average Number of Shares Outstanding – Basic	29,789	29,664

Weighted Average Number of Shares Outstanding – Diluted	30,218	29,865

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Page 4 of 4 Esterline Reports First Quarter 2010

Consolidated Balance Sheet (unaudited)

In thousands

	Jan 29, 2010	Jan 30, 2009
Assets
Current Assets
Cash and cash equivalents	$187,050	$81,231
Accounts receivable, net	245,527	270,974
Inventories	271,989	275,271
Income tax refundable	7,581	4,066
Deferred income tax benefits	31,059	34,781
Prepaid expenses	19,291	15,141
Other current assets	11,635	468

Total Current Assets	774,132	681,932

Property, Plant and Equipment, Net	270,367	201,562

Other Non-Current Assets
Goodwill	731,792	696,624
Intangibles, net	409,204	384,492
Debt issuance costs, net	6,659	7,213
Deferred income tax benefits	79,593	58,127
Other assets	12,307	36,495

	$2,284,054	$2,066,445

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$76,980	$78,656
Accrued liabilities	172,636	201,716
Credit facilities	1,439	118,858
Current maturities of long-term debt	6,816	8,352
Deferred income tax liabilities	5,932	1,759
Federal and foreign income taxes	936	9,458

Total Current Liabilities	264,739	418,799

Long-Term Liabilities
Long-term debt, net of current maturities	525,737	382,446
Deferred income taxes	127,571	112,932
Pension and post-retirement obligations	93,665	88,673
Other liabilities	21,984	30,038

Shareholders’ Equity	1,250,358	1,033,557

	$2,284,054	$2,066,445